Exhibit 99.1
Investor Contact: John Heller — 952-229-7427 or ir@lifetimefitness.com
Media Contact: Jason Thunstrom — 952-229-7435 or pr@lifetimefitness.com
FOR IMMEDIATE RELEASE
LIFE TIME FITNESS ANNOUNCES THIRD QUARTER 2010 FINANCIAL RESULTS
Company Reports Revenue Growth of 11.2% and Earnings Per Diluted Share of $0.57 for the Quarter
CHANHASSEN, Minn. (October 21, 2010) - Life Time Fitness, Inc. (NYSE: LTM) today reported its operating results for the third quarter ended September 30, 2010.
     Third quarter 2010 revenue grew 11.2% to $238.3 million from $214.3 million during the same period last year. Net income for the quarter was $23.4 million, or $0.57 per diluted share, versus $20.6 million, or $0.51 per diluted share, for 3Q 2009. For the nine months ended September 30, 2010, revenue grew 8.8% to $689.2 million from $633.3 million during the same period last year. Net income for the same period was $63.1 million, or $1.55 per diluted share, compared to $54.0 million, or $1.36 per diluted share, for the first nine months of 2009.
     “We are pleased with our third quarter financial results,” said Bahram Akradi, Life Time Fitness chairman, president and chief executive officer. “In particular, our strong in-center revenue and same center sales performance, and improvement in member retention, were driven by the continued investments we are making in our member connectivity initiatives and expanded program offerings. Moving forward, further differentiating and expanding our member value proposition will remain a key area of focus. This will occur through enhanced program and service offerings intended to increase member acquisition and retention within the challenged consumer environment we expect to see for the foreseeable future.”
     In August, the Company opened a new yoga and Pilates boutique in Minneapolis. Additionally, in December, the Company plans to open a large-format center in Centennial, Colorado, representing the third Life Time Fitness center in the Denver market.
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Life Time Fitness Third Quarter 2010 Results — Page 2
Three and Nine Months Ended September 30, 2010, Financial Highlights:
Total revenue for the third quarter grew 11.2% to $238.3 million. Total revenue for the first nine months of 2010 grew to $689.2 million from $633.3 million during the same period last year.

(Period-over-period growth)	3Q 2010 vs. 3Q 2009	YTD 2010 vs. YTD 2009
Membership dues	7.2%	6.6%
Enrollment fees	(8.1%)	(5.4%)
In-center revenue	17.5%	13.9%
Same-center revenue (13th month of operation)	6.6%	4.7%
Same-center revenue (37th month of operation)	4.0%	1.6%
Average center revenue / membership	$374 - up 4.4%	$1,113 - up 4.7%
Average in-center revenue / membership	$112 - up 11.9%	$335 - up 10.0%
Memberships increased 5.4% to 622,698 at September 30, 2010, from 590,716 at September 30, 2009.
Total operating expenses for 3Q 2010 were $192.7 million compared to $174.3 million for 3Q 2009. Year-to-date operating expenses totaled $563.0 million compared to $522.5 million for the same period last year.
Operating margin was 19.1% for 3Q 2010 compared to 18.7% in the prior-year period. Year-to-date operating margin was 18.3% compared to 17.5% in the prior-year period.

(Expense as a percent of total revenue)	3Q 2010	vs.	3Q 2009	YTD 2010	vs.	YTD 2009
Center operations	60.9%	vs.	59.5%	61.7%	vs.	60.5%
Advertising and marketing	2.6%	vs.	2.7%	2.7%	vs.	3.2%
General and administrative	4.5%	vs.	4.5%	4.7%	vs.	5.2%
Other operating	3.1%	vs.	3.7%	2.5%	vs.	2.8%
Depreciation and amortization	9.8%	vs.	10.9%	10.1%	vs.	10.8%
Net income for 3Q 2010 was $23.4 million compared to $20.6 million for 3Q 2009. For the nine months ended September 30, 2010, net income was $63.1 million compared to $54.0 million in the prior-year period.
EBITDA for 3Q 2010 grew 8.7% to $69.3 million from $63.7 million in 3Q 2009. Year-to-date EBITDA grew 9.2% to $196.4 million from $179.9 million during the same period last year.
Cash flows from operations for the first nine months of 2010 totaled $146.1 million compared to $138.6 million in the prior-year period.
Weighted average fully diluted shares for 3Q 2010 totaled 41.3 million compared to 40.3 million in 3Q 2009.
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Life Time Fitness Third Quarter 2010 Results — Page 3
Updated 2010 Business Outlook:
The following statements are based on the Company’s current expectations for fiscal year 2010 subject to the risks and uncertainties described below:
•	Revenue is expected to be $900-910 million (up from $890-905 million), driven primarily by in-center revenue growth.

•	Net income is expected to be $81.0-83.5 million (up from $79.0-81.0 million), driven by revenue growth.

•	Diluted earnings per common share is expected to be $1.98-2.04 (up from $1.92-1.98).
          As announced on October 14, 2010, the Company will hold a conference call today at 10:00 a.m. ET to discuss its third quarter 2010 results. Bahram Akradi, chairman, president and chief executive officer, Michael Robinson, executive vice president and chief financial officer, and John Heller, senior director, investor relations and treasurer, will host the call. The conference call will be webcast live and may be accessed via the Company’s Investor Relations section of its website at lifetimefitness.com. A replay of the call will be available beginning at approximately 1:00 p.m. ET on October 21, 2010.
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About Life Time Fitness, Inc.
Life Time Fitness, Inc. (NYSE: LTM) is a healthy way of life company based in Chanhassen, Minnesota. The Company is dedicated to providing programs and services that help its members connect and engage with their areas of interest, and achieve success with their health and fitness goals. Life Time Fitness designs and operates distinctive, multi-use sports, professional fitness, family recreation and spa/resort centers that help members lead healthy and active lives. As of October 21, 2010, the Company operated 89 centers in 19 states and 24 markets. Additional information about Life Time Fitness centers, programs and services is available at www.lifetimefitness.com.
Risks and Uncertainties
Certain information contained in this press release may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. Among these factors are attracting and retaining members, risks related to our debt levels and debt covenants, our ability to access existing credit facilities and obtain additional financing, strains on our business from continued growth, risks related to maintenance of our data, competition from other health and fitness centers, delays in opening new centers, identifying and acquiring suitable sites for new centers and other factors set forth in the Company’s filings with the Securities and Exchange Commission. Diluted earnings per share could also be affected by the number of shares outstanding, which depends on factors such as the number of shares issued upon exercise of stock options and future grants of awards pursuant to equity-based incentive plans as well as stock offerings. The Company’s expectations for fiscal year 2010 exclude any unusual items that might occur during the fiscal year, such as legal matters or the potential recognition of compensation expense in association with the June 2009 grant of long-term performance-based restricted stock to the Company’s senior management team. The Company cautions investors not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date on which the statement is made, and the Company undertakes no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during the Company’s financial results conference call will be current at the time of the call and the Company undertakes no obligation to update the replay.

LIFE TIME FITNESS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$33,502	$6,282
Accounts receivable, net	5,453	4,026
Center operating supplies and inventories	15,766	14,621
Prepaid expenses and other current assets	14,423	12,938
Deferred membership origination costs	16,245	20,278
Deferred income taxes	942	660

Total current assets	86,331	58,805
PROPERTY AND EQUIPMENT, net	1,546,749	1,512,993
RESTRICTED CASH	2,052	2,941
DEFERRED MEMBERSHIP ORIGINATION COSTS	7,281	8,716
OTHER ASSETS	60,111	48,070

TOTAL ASSETS	$1,702,524	$1,631,525

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$77,518	$16,716
Accounts payable	14,014	14,429
Construction accounts payable	22,375	9,882
Accrued expenses	58,085	48,235
Deferred revenue	33,426	36,939

Total current liabilities	205,418	126,201
LONG-TERM DEBT, net of current portion	554,228	643,630
DEFERRED RENT LIABILITY	31,455	29,048
DEFERRED INCOME TAXES	81,656	77,189
DEFERRED REVENUE	7,314	8,819
OTHER LIABILITIES	9,523	9,207

Total liabilities	889,594	894,094

SHAREHOLDERS’ EQUITY:
Common stock	840	829
Additional paid-in capital	405,203	395,121
Retained earnings	407,193	344,095
Accumulated other comprehensive loss	(306)	(2,614)

Total shareholders’ equity	812,930	737,431

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,702,524	$1,631,525

LIFE TIME FITNESS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)
(Unaudited)

	For the		For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
REVENUE:
Membership dues	$155,288	$144,832	$453,332	$425,070
Enrollment fees	6,078	6,617	18,577	19,630
In-center revenue	69,453	59,129	203,442	178,681

Total center revenue	230,819	210,578	675,351	623,381
Other revenue	7,493	3,742	13,820	9,922

Total revenue	238,312	214,320	689,171	633,303

OPERATING EXPENSES:
Center operations	145,205	127,468	424,940	383,313
Advertising and marketing	6,265	5,756	18,940	20,145
General and administrative	10,563	9,669	32,606	33,172
Other operating	7,289	8,017	17,146	17,791
Depreciation and amortization	23,402	23,428	69,385	68,127

Total operating expenses	192,724	174,338	563,017	522,548

Income from operations	45,588	39,982	126,154	110,755

OTHER INCOME (EXPENSE):
Interest expense, net	(6,792)	(7,651)	(21,806)	(23,005)
Equity in earnings of affiliate	302	316	906	985

Total other income (expense)	(6,490)	(7,335)	(20,900)	(22,020)

INCOME BEFORE INCOME TAXES	39,098	32,647	105,254	88,735
PROVISION FOR INCOME TAXES	15,720	12,014	42,156	34,728

NET INCOME	$23,378	$20,633	$63,098	$54,007

BASIC EARNINGS PER COMMON SHARE	$0.59	$0.52	$1.59	$1.38

DILUTED EARNINGS PER COMMON SHARE	$0.57	$0.51	$1.55	$1.36

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	39,932	39,410	39,597	39,221

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	41,260	40,255	40,783	39,687

LIFE TIME FITNESS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the
	Nine Months Ended
	September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$63,098	$54,007
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	69,385	68,127
Deferred income taxes	(1,100)	6,957
Loss on disposal of property and equipment, net	979	818
Gain on sale of land held for sale	(527)	(873)
Amortization of deferred financing costs	2,024	1,925
Share-based compensation	5,412	5,907
Excess tax benefit related to share-based payment arrangements	(1,697)	(433)
Equity in earnings of affiliate	(906)	(985)
Dividend received from equity investment	350	350
Changes in operating assets and liabilities	8,930	1,650
Other	199	1,101

Net cash provided by operating activities	146,147	138,551

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(86,132)	(116,853)
Acquisitions, net of cash acquired	(14,378)	—
Proceeds from sale of property and equipment	721	8
Proceeds from sale of land held for sale	1,019	1,327
Increase in other assets	(578)	(213)
Decrease in restricted cash	889	151

Net cash used in investing activities	(98,459)	(115,580)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings	—	7,813
Repayments of long-term borrowings	(38,067)	(7,755)
Proceeds from (repayments of) revolving credit facility, net	12,500	(27,600)
Increase in deferred financing costs	(258)	(745)
Excess tax benefit related to share-based payment arrangements	1,697	433
Proceeds from exercise of stock options	3,660	2,191

Net cash used in financing activities	(20,468)	(25,663)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	27,220	(2,692)
CASH AND CASH EQUIVALENTS — Beginning of period	6,282	10,829

CASH AND CASH EQUIVALENTS — End of period	$33,502	$8,137

Non-GAAP Financial Measures
          This release and the related conference call disclose certain non-GAAP financial measures.
EBITDA. Earnings Before Interest, Income Taxes and Depreciation and Amortization (EBITDA) is a non-GAAP disclosure consisting of net income plus interest expense, net, provision for income taxes and depreciation and amortization. This term, as the Company defines it, may not be comparable to a similarly titled measure used by other companies and is not a measure of performance presented in accordance with GAAP. The Company uses EBITDA as a measure of operating performance. The funds depicted by EBITDA are not necessarily available for discretionary use if they are reserved for particular capital purposes, to maintain compliance with debt covenants, to service debt or to pay taxes. EBITDA should not be considered as a substitute for net income, net cash provided by operating activities or other income or cash flow data prepared in accordance with GAAP. Additional details related to EBITDA are provided in the Form 8-K that the Company filed with the Securities and Exchange Commission on the date of this press release. The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA:
RECONCILIATION OF NET INCOME TO EBITDA
(In thousands)
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net income	$23,378	$20,633	$63,098	$54,007
Interest expense, net	6,792	7,651	21,806	23,005
Provision for income taxes	15,720	12,014	42,156	34,728
Depreciation and amortization	23,402	23,428	69,385	68,127

EBITDA	$69,292	$63,726	$196,445	$179,867

Free Cash Flow. Free cash flow is a non-GAAP measure consisting of net cash provided by operating activities, less purchases of property and equipment. This term, as the Company defines it, may not be comparable to a similarly titled measure used by other companies and does not represent the total increase or decrease in the cash balance presented in accordance with GAAP. The Company uses free cash flow as a measure of cash generated after spending on property and equipment. Free cash flow should not be considered as a substitute for net cash provided by operating activities prepared in accordance with GAAP. Additional details related to free cash flow are provided in the Form 8-K that the Company filed with the Securities and Exchange Commission on the date of this press release. The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to free cash flow:
RECONCILIATION OF NET CASH PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW
(In thousands)
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net cash provided by operating activities	$45,439	$40,267	$146,147	$138,551
Less: Purchases of property and equipment	(37,968)	(25,128)	(86,132)	(116,853)

Free cash flow	$7,471	$15,139	$60,015	$21,698